Exhibit 99.1

ARIAD Reports First Quarter 2012 Financial Results and Development Progress

Ponatinib On Track for PACE Trial Data Presentation at ASCO and Regulatory Filings in 3Q 2012 for Marketing Approval

AP26113 Moving Through Dosing Cohorts in Phase 1/2 Trial

Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 9, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the first quarter ended March 31, 2012 and provided an update on corporate developments.

“We had a very productive start to the year with uniform progress taking place throughout our organization,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Our clinical development programs and preparations for the global commercialization of ponatinib are advancing on schedule, and AP26113 is moving through the dose-escalation portion of the Phase 1/2 clinical trial. Initial data from this clinical study of AP26113 are being submitted this month for presentation at a major medical meeting early in the fall.”

Development Progress

Advancing Ponatinib to Potential U.S. Commercialization by 1Q of 2013

  Updated clinical data from the pivotal PACE trial of ponatinib, our investigational pan-BCR-ABL inhibitor in patients with chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ALL), will be presented at the annual meeting of the American Society of Clinical Oncology (ASCO) on Monday, June 4, 2012. The ASCO presentation will include at least six months of available response data from all patients enrolled in the trial and will form the basis of our regulatory filings for marketing approval of ponatinib in the U.S., Europe and other geographies.

  Regulatory filings for ponatinib in the U.S. and in Europe are proceeding as planned for submission in 3Q 2012.
  A randomized Phase 3 clinical trial of ponatinib in patients with newly diagnosed CML is also scheduled to start in the 3Q 2012. The global trial will have the following features:
    Approximately 500 patients randomized 1:1
    Ponatinib vs. imatinib, each given at standard doses
    Primary endpoint of major molecular response rate at 12 months
  An investigator-sponsored Phase 2 trial of ponatinib in newly diagnosed patients with CML is now enrolling patients at the M.D. Anderson Cancer Center. Other investigator-sponsored trials of ponatinib include:
    A Phase 2 trial in patients with Ph+ALL is underway at M.D. Anderson Cancer Center.
    A Phase 2 trial in patients with CML who have failed imatinib is in advanced planning.
    Multiple other investigator-sponsored trials in patients with hematologic malignancies and solid tumors are planned to start later in this year.
  An investigational clinical trial application (equivalent to an IND in the United States) for ponatinib in Japan has been filed, and a Phase 1/2 clinical trial is anticipated to begin in 3Q 2012.
  More than 100 patients with CML and Ph+ALL are now receiving ponatinib through an investigator-sponsored IND program in the U.S. and a named-patient program in Europe. An expanded access program is now underway in the U.S. and a broader international program will begin in 2Q 2012.

Advancing AP26113 Through Clinical Development

  The Phase 1/2 clinical trial of AP26113, our investigational dual inhibitor of EGFR and ALK in patients with solid tumors, especially non-small cell lung cancer, is proceeding well with clinical investigators enrolling patients at six sites in the U.S. Sites in Europe are scheduled to open by mid-year 2012.
  We have now completed enrollment in the first three dose cohorts of AP26113 and are enrolling patients in the fourth cohort. The Phase 1 portion of this trial has a dose-escalation design to determine the maximal tolerated dose of ponatinib and other parameters, as well as to provide initial clinical proof of concept.

  ALK-positive and EGFR-positive lung cancer patients are being enrolled in the trial. We expect to move into the Phase 2 portion of the Phase 1/2 trial at approximately mid-year 2012.
  A clinical abstract on the Phase 1 portion of the trial will be submitted this month for presentation at the annual meeting of the European Society of Medical Oncology (ESMO) that will be held from September 28 to October 2, 2012 in Vienna, Austria.

Preparing for Global Commercial Launch of Ponatinib

  We are close to finalizing the formation our European headquarters in Switzerland and expect to hire the General Manager of our European business by 3Q 2012 along with other key European staff.
  Our key senior commercial leadership team is in place, and our launch strategy and commercial manufacturing of ponatinib established.
  Our medical affairs leadership is setting up global capabilities.
  Our commercial team is on track to launch ponatinib in the U.S. and Europe at the times of anticipated regulatory approvals.

Financial Highlights

Cash Position

As of March 31, 2012, cash, cash equivalents and marketable securities totaled $287.8 million, compared to $306.3 million at December 31, 2011.

Net Income/Loss

Net loss for the first quarter ended March 31, 2012, was $55.9 million, or $0.35 per share, compared to a net loss of $37.9 million, or $0.29 per share, for the same period in 2011.

Research and development expenses increased by $14.2 million from the first quarter of 2011 to the first quarter of 2012 reflecting expansion of development activities for ponatinib, including an increase in personnel expenses to support those activities.

General and administrative expenses increased by $6.4 million from the first quarter of 2011 to the first quarter of 2012 due to growth in commercial operations and supporting activities in anticipation of potential regulatory approval and commercial launch of ponatinib.

Our net loss for the first quarter of 2012 also reflects a charge of $15.9 million related to the revaluation of our warrant liability, compared to a charge of $18.6 million for the same period in 2011, due to increases in the market price of our common stock during those periods. All warrants that remained outstanding at December 31, 2011 were exercised in the first quarter of 2012 for proceeds to the Company of $12.5 million.

Upcoming Medical Meeting and Investor and Analyst Briefing at ASCO

  2012 Annual Meeting of the American Society of Clinical Oncology (ASCO), Chicago, IL, June 1 to 5, 2012.
  Investor and Analyst Briefing at ASCO, Chicago Hilton, June 4 at 12 p.m. (CT).

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  Bank of America Merrill Lynch 2012 Healthcare Conference, Las Vegas, NV, May 15 to 17, 2011.
  Jefferies 2012 Global Life Sciences Conference, New York, NY, June 4 to 7, 2012.
  Goldman Sachs Global Healthcare Conference, Rancho Palos Verdes, CA, June 5 to 7, 2012
  BMO Capital Markets Biotech Corporate Access Day, Boston, MA, July 31, 2012.

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today, May 9, 2012 at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company's website at http://investor.ariad.com. The call can be accessed by dialing 800-260-8140 (domestic) or 617-614-3672 (international) five minutes prior to the start time and providing the pass code 33704570. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to three internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia, soft tissue and bone sarcomas and non-small cell lung cancer. For additional information, visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments for our product candidates. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Total revenue	$81	$56
Operating expenses:
Research and development	28,774	14,574
General and administrative	11,288	4,854
Total operating expenses	40,062	19,428
Revaluation of warrant liability	(15,924)	(18,572)
Other	11	(5)
Other income (expense), net	(15,913)	(18,577)
Net loss	$(55,894)	$(37,949)

Net loss per common share	$(0.35)	$(0.29)

Weighted average number of shares of common stock outstanding	160,970	128,998

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	March 31, 2012	December 31, 2011
	(Unaudited)
Cash, cash equivalents and marketable securities	$287,754	$306,256
Total assets	$303,914	$320,712
Working capital	$261,638	$282,195
Total liabilities	$46,649	$100,571
Stockholders’ equity	$257,265	$220,141

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(30,561)	$(17,269)
Net cash used in investing activities	(90,665)	(664)
Net cash provided by financing activities	13,192	12,659

Net decrease in cash and cash equivalents	$(108,034)	$(5,274)

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors:
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
For Media:
Lynn Granito, 212-253-8881
lgranito@berrypr.com